UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 06/30/2011

Florida Bank Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53813

Florida	20-8732828
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 N. Franklin Street

Suite 100

Tampa, FL 33602

(Address of principal executive offices, including zip code)

(813) 367-5270

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On June 30, 2011, Florida Bank Group, Inc. (the “Company”) closed a private placement offering resulting in the issuance of 5,107 shares of its Non-Cumulative Perpetual Series C Preferred Stock (“Series C Preferred Stock”) to accredited investors for an aggregate purchase price of $5.1 million in cash consideration, or $1,000 per share, of which $5.0 million was recorded on June 30, 2011.

The holders of Series C Preferred Stock are entitled to receive for each share of Series C Preferred Stock such non-cumulative dividends if, as, and when declared by the Board of Directors out of funds legally available therefor. The payment of any dividend on the Series C Preferred Stock is subject to the prior approval of the Federal Reserve Bank of Atlanta and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System. The shares of Series C Preferred Stock have no stated dividend rates.

The Series C Preferred Stock may be converted at the election of a holder at any time and from time to time, into shares of Common Stock after December 31, 2011. The Series C Preferred Stock shall be automatically converted into shares of Common Stock upon the earlier of (i) the closing of a Qualified Private Offering, or (ii) the closing of a Qualified Public Offering. A “Qualified Private Offering” means the closing of a private placement of shares of Common Stock with minimum proceeds of $50,000,000 by December 31, 2011. A “Qualified Public Offering” means the closing of an offering of shares of Common Stock registered in accordance with the provisions of the Securities Act of 1933, as amended, with minimum proceeds of $50,000,000 and a minimum offering price of three times the Conversion Price (as such term is defined in the terms of the Series C Preferred Stock). The conversion price for the shares of Preferred Stock will be equal to the price per share at which shares of common stock are sold in a Qualified Private Offering. If the Company does not close a Qualified Private Offering on or before December 31, 2011, then the Conversion Price thereafter will be equal to 50% of the tangible common stock book value per share as of the end of the calendar quarter prior to conversion, subject to a 10% annualized reduction from the date of issuance to the date of conversion. The foregoing description of the conversion price, as well as a description of the other rights, preferences and terms of the Series C Preferred Stock is included in the amendment to the Company’s articles of incorporation which was filed as Exhibit 3.1 to the Company’s Form 8-K dated June 29, 2011.

The purchasers of the shares of Series C Preferred Stock also received a non-transferable stock purchase warrant exercisable for 1,250 shares of Company common stock at $0.01 per share for each share of Series C Preferred Stock purchased. The warrant must be exercised at anytime, and from time to time, in whole or in part before March 31, 2012. The warrant also is mandatorily exercisable upon the occurrence of any one of the following events (which event must occur before March 31, 2012): (a) the closing of (i) a Qualified Private Offering, (ii) a Qualified Public Offering, or (iii) a Change in Control, (b) the complete redemption of the shares of Series C Preferred Stock held by a holder, or (c) liquidation or dissolution of the Company. Any unexercised portion of the warrant will expire on March 31, 2012. The foregoing description of the warrant is qualified in its entirety by reference to the form of a warrant which is included with this Form 8-K as Exhibit 99.1.

There were no underwriting discounts or commissions paid in connection with the sale of the Series C Preferred Stock. The offer and sale of the Company’s preferred stock in the private placement was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of, and Rule 506 of Regulation D under, the Securities Act. Each investor represented to the Company that they met the criteria of an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and/or that the investor satisfied the knowledge and experience standards of Rule 506(b)(2)(ii) under the Securities Act.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements And Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida Bank Group, Inc.

Date: July 7, 2011	By:	/s/ John Garthwaite
John Garthwaite
Chief Financial Officer